UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 28, 2005

SABRE HOLDINGS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-12175	75-2662240
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3150 Sabre Drive, Southlake, Texas		76092
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (682) 605-1000

Not Applicable.

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.              Entry Into A Material Definitive Agreement

Bonus Criteria for Executive Officers.  On January 25, 2005, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Sabre Holdings Corporation (the “Corporation”) approved the 2005 bonus criteria for the Corporation’s executive officers.

The Corporation maintains an annual incentive compensation program (the “Variable Compensation Program” or “VCP”), under the Sabre Holdings Corporation Amended and Restated 1996 Long-Term Incentive Plan (the “LTIP”).  The VCP provides for cash awards to be paid based upon attainment of pre-established performance standards. The Committee believes the VCP facilitates the communication of objectives that are of primary importance during the coming year (“VCP Objectives”) and is intended to motivate officers to attain those VCP Objectives.  In those years in which the VCP Objectives are not realized, participants will receive less or no incentive pay.

With regard to the Chief Executive Officer, the Committee has authorized, under the VCP, a bonus pool that is not to exceed 0.47 percent of the Corporation’s 2005 adjusted operating income.  With regard to the Named Executive Officers (the four most highly compensated executive officers of the Corporation other than the CEO), the Committee has authorized, under the VCP, a bonus pool that is not to exceed 0.69 percent of the Corporation’s 2005 adjusted operating income.  These pools establish the maximum awards payable to the Named Executive Officers and the Chief Executive Officer as a group based on the Committee’s assessment of performance, in terms of both objective performance (the Corporation’s adjusted operating income and the performance of each executive’s corporate staff group or business unit) and a subjective analysis (for the purposes of negative discretion) of each executive’s qualitative performance relative to pre-established VCP Objectives.  Note that the Committee may (and traditionally has chosen to) exercise negative (but not upward) discretion to reduce the amounts payable from the pool.  Therefore, the 2005 VCP Targets for each of the Named Executive Officers are: Michael S. Gilliland (Chairman, President and CEO) $750,000, Jeffery M. Jackson (Executive Vice President and Chief Financial Officer) $296,800, Eric J. Speck (Executive Vice President and Chief Marketing Officer) $275,800, Michelle A. Peluso (Senior Vice President and President and Chief Executive Officer, Travelocity) $262,500, and Thomas Klein (Senior Vice President and Group President, Sabre Travel Network and Sabre Airline Solutions) $262,500.

With respect to the remainder of the Corporation’s executive officers, VCP targets are based upon both the objective performance of such executive’s corporate staff group or business unit and a subjective analysis (for the purposes of negative discretion) of each executive’s qualitative performance relative to pre-established VCP Objectives.  For each of these executive officers, the 2005 VCP Targets are: David A. Schwarte (Executive Vice President and General Counsel) $233,800, John S. Stow (Senior Vice President and President, Sabre Travel Network) $195,000 and Mark K. Miller (Senior Vice President and Controller) $103,950.

With respect to all executive officers of the Corporation, the maximum cash payment under the LTIP with respect to any calendar year may not exceed an amount twice the executive’s annual base salary as in effect on the last day of the preceding fiscal year.

Lead Director Compensation – As disclosed in the Corporation’s Report on Form 8-K filed on December 21, 2004, effective following the 2005 Annual Meeting of the Stockholders of the Company on May 17, 2005, adjustments to simplify and streamline the compensation of the Company’s directors will go into effect.  On November 9, 2004, the Board appointed a lead director Royce S. Caldwell (the “Lead Director”), to preside over executive sessions of the independent directors and act as a liaison between the Chairman and the independent directors of the Company.  The Committee’s intention was that the Lead Director be compensated as if he were a Committee Chairperson upon being named Lead Director.

Accordingly, on January 25, 2005, the Committee approved compensation arrangements for the Lead Director to be effective from November 9, 2004, through May 17, 2005.  Pursuant to these arrangements, the Lead Director will be compensated as follows:

•      A $5,000 semi-annual retainer; and

•      Fees for Executive Sessions of the Non-Management Directors of $3,000 for each day that includes an in-person meeting, and $2,000 for each day that includes a telephonic meeting)

Severance Agreement – On January 26, 2005, Thomas Klein, Senior Vice President and Group President, Sabre Travel Network and Sabre Airline Solutions, entered into a Form of Severance Agreement (the “Severance Agreement”) with the Corporation.  Pursuant to the Severance Agreement, Mr. Klein will be eligible to receive the following payments if terminated involuntarily for reasons other than for Cause (as defined in the LTIP):

•      104 weeks (or 24 months) of his base salary (less applicable withholding);

•      a payment equal to 200% of his VCP target that is in effect when termination occurs; and

•      52 weeks of COBRA coverage at active employee rates following termination.

In the event of a Change in Control, as defined by Mr. Klein’s current Executive Termination Benefits Agreement, the terms of his ETBA will govern any compensation or benefits you receive, and he will not be eligible for the payments identified in the Severance Agreement.  In the event that Mr. Klein receives any severance benefits under the Sabre Inc. Severance Plan, he will not be eligible to receive the Termination Payments identified in the Severance Agreement.

Forms of Award Agreements – Attached as exhibits hereto are the forms of restricted stock grant agreement (Exhibit 99.2) and stock option agreement (Exhibit 99.3) to be used for executive officers in 2005.

Item 9.01.              Financial Statements and Exhibits

Exhibit(s)

Exhibit	Description
99.1	Form of Restricted Stock Grant Agreement for Executive Officers
99.2	Form of Stock Option Agreement for Executive Officers

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SABRE HOLDINGS CORPORATION

(Registrant)

Date: January 28, 2005
/s/ James F. Brashear
(Signature)
Name: James F. Brashear
Title: Corporate Secretary

EXHIBIT INDEX

Exhibit	Description
99.1	Form of Restricted Stock Grant Agreement for Executive Officers
99.2	Form of Stock Option Agreement for Executive Officers